EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2011 RESULTS

NASHVILLE, Tenn. (April 25, 2011)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2011 and provided revised guidance for 2011.

Highlights:

•	Revenues of $18.5 million in the first quarter of 2011, up 25% over the first quarter of 2010

•	Operating income of $2.6 million in the first quarter of 2011, up 81% over the first quarter of 2010

•	Net income of $1.5 million, up 89% from net income of $807,000 in the first quarter of 2010, and earnings per share (EPS) of $0.07 per share in the first quarter of 2011, up 75% from EPS of $0.04 per share in the first quarter of 2010

•	Adjusted EBITDA of $3.8 million in the first quarter of 2011, up 28% from $3.0 million in the first quarter of 2010

•	Global launch of SimCenter™ & SimStore™ announced at the International Meeting of Simulation in Healthcare

•	HealthStream acquires 50% stake in Advanced Video System (AVS) product, which will serve as the foundation for SimView™, the debriefing component of SimCenter™

Financial Results:
First Quarter 2011 Compared to First Quarter 2010
Revenues for the first quarter of 2011 increased $3.7 million, or 25 percent, to $18.5 million, compared to $14.8 million for the first quarter of 2010. Revenues for HealthStream Learning and HealthStream Research grew by 26 percent and 22 percent, respectively, over the prior year first quarter.

Revenues from HealthStream Learning increased by $2.7 million, or 26 percent, when compared to the first quarter of 2010. Revenues from our Internet-based subscription products increased by $2.9 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $1.1 million and from courseware subscriptions of $1.8 million. Revenues from Internet-based subscription products increased 30 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with custom courseware development decreased $223,000 from the prior year quarter.

Revenues from HealthStream Research increased by $984,000, or 22 percent, when compared to the first quarter of 2010. Revenues from Patient Insights™ surveys—our survey research product that generates recurring revenues—increased by $936,000, or 28 percent, when compared to the first quarter of 2010. Revenues from other surveys, which are conducted on annual or bi-annual cycles increased by approximately $49,000, or four percent, when compared to the first quarter of 2010.

Cost of revenues (excluding depreciation and amortization) approximated 38 percent of revenues for the first quarter of 2011 compared to 37 percent of revenues for the first quarter of 2010. In the aggregate, all other operating expenses increased by $916,000, or 12 percent, over the prior year first quarter.

Operating income for the first quarter of 2011 increased by 81 percent to $2.6 million compared to $1.4 million for the first quarter of 2010, primarily resulting from the strong revenue growth mentioned above.

Net income for the first quarter of 2011 was $1.5 million, or 89% above net income of $807,000 in the first quarter of 2010. Earnings per share were $0.07 per share (diluted) in the first quarter of 2011, an increase of 75% over $0.04 per share (diluted), for the first quarter of 2010.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $3.8 million for the first quarter of 2011, an increase of 28 percent when compared to $3.0 million for the first quarter of 2010. Reconciliation of this calculation to measures under U.S. generally accepted accounting principles is attached to this release.

Other Financial Indicators
At March 31, 2011, the Company had cash and related interest receivable and investments in marketable securities of $22.7 million, compared to $23.7 million at December 31, 2010 and $13.1 million at March 31, 2010. Capital expenditures totaled $4.8 million for the first quarter of 2011, including $3.5 million in cash for a 50 percent acquisition in Laerdal Medical’s Advanced Video System (AVS) product, along with $1.3 million for other capital expenditures and capitalized software development. These uses of cash were partially offset by cash generated from operations.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 63 days for the first quarter of 2011 compared to 71 days for the first quarter of 2010. The improvement in DSO resulted from stronger cash collections from customers during the current quarter.

Line of Credit Increase and Availability Expansion
On March 30, 2011, HealthStream signed an amendment to its line of credit with SunTrust Bank, increasing the availability under the line of credit from $15.0 million to $20.0 million and extending its availability to July 2012. The updated line of credit eliminates the current minimum interest rate floor of three percent. The interest rate is now equal to LIBOR plus a margin determined in accordance with a pricing grid, which interest rate may or may not be below the previous minimum of three percent. Other terms and conditions as well as the financial tests and covenants that the Company is required to meet under the line of credit remain unchanged from those specified under the previous arrangement. As of March 31, 2011, HealthStream did not have any balances outstanding under its $20.0 million line of credit.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions—delivered via a software-as-a-service (SaaS) model—that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory courseware subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At March 31, 2011, approximately 2,400,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 2,043,000 at March 31, 2010. The total number of contracted subscribers at March 31, 2011 was approximately 2,523,000, up from approximately 2,136,000 at March 31, 2010. “Contracted subscribers” include both the 2,400,000 subscribers already implemented and the 123,000 subscribers in the process of implementation.

Customers representing approximately 100 percent of subscribers that were up for renewal did renew in the first quarter of 2011, while our renewal rate based on the annual contract value was approximately 105 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the first quarter of 2011 compare to a subscriber renewal rate of 100 percent and an annual contract value renewal rate of 109 percent during the first quarter of 2010.

On January 24, 2011, HealthStream announced—through our collaborative arrangement, SimVentures, with Laerdal Medical—the global launch of SimCenter™ at the International Meeting for Simulation in Healthcare (IMSH) held in New Orleans, Louisiana. SimCenter is an innovative simulation management platform designed specifically for healthcare organizations to manage their simulation initiatives. The increased focus on patient safety has stimulated a booming interest in healthcare training through simulation. We expect to make all components of SimCenter available to customers during 2011.

Also at IMSH, we announced that—together with our SimVentures partner, Laerdal Medical—we are collaborating with leading medical simulation centers and key opinion leaders to provide a wide variety of simulation content. Each of these leading developers has been given access to SimDeveloper™, a newly launched software developer’s toolkit, to prepare and upload simulation scenarios that will be available through SimStore™, a newly launched application. SimDeveloper and SimStore are both components of SimCenter. SimStore has over 1,000 scenarios available on an exclusive basis to sample and purchase online from www.simstore.com.

On March 30, 2011, HealthStream announced that we acquired a 50 percent stake in Laerdal Medical’s Advanced Video System (AVS), a product that enables users of advanced patient simulators to easily capture simulation video, audio, data logs, and “patient” responses, creating a powerful debriefing tool to optimize learning. Healthcare providers and educators, worldwide, have embraced AVS, with over 1,000 units deployed in leading simulation centers to support their debriefing sessions following simulation-based learning. The debriefing system is now jointly owned through SimVentures. The AVS will be enhanced in 2011, rebranded as SimView™, and fully integrated with SimCenter™.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include Patient Insights™, Employee Insights™, Physician Insights™, and Community Insights™ surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the first quarter of 2011, HealthStream Research added several new healthcare organization customers, including Baptist Health Care. In January 2011, we announced that HealthStream Research has been selected by Pensacola, Florida-based Baptist Health Care, a nationally recognized pioneer of performance excellence in healthcare, to advance their patient-centered culture by adopting HealthStream’s research solutions. In particular, HealthStream’s Patient Insights™ (HCAHPS), Physician Insights™, and Employee Insights™ survey solutions will be utilized over the next three years by Baptist Health Care and their 6,000 employees working across four hospitals, five ancillary healthcare providers, and the Baptist Leadership Group—a consulting practice owned by Baptist Health Care. Among our existing research customers, 26 renewed their contracts in the first quarter for multiple survey products, while 45 chose to contract for more research services to add to their current services received from HealthStream Research.

Financial Expectations
The Company is updating its guidance for 2011. We now anticipate that 2011 consolidated revenues will grow between 20 percent and 23 percent over 2010. Learning segment revenues, which also include SimVentures and AVS/SimView, the recently announced addition to SimVentures, are expected to increase between 24 and 27 percent over the prior year. We anticipate that Research revenues will grow between 13 percent and 17 percent over last year.

We anticipate that operating expenses will grow between 19 percent and 22 percent when compared to the Company’s full year 2010 levels. These categories include cost of revenues, product development, sales and marketing, depreciation and amortization, and other general and administrative expense.

We expect operating income will grow between 25 percent and 28 percent for the full year of 2011 over 2010.

We expect our effective book income tax rate for 2011 to be between 41 percent and 42 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards. As of December 31, 2010, the Company had approximately $25 million of federal and $20 million of state net operating losses available to offset taxable income.

We expect that total capital expenditures will be approximately $9.5 million for the full year of 2011, which includes the $3.5 million investment in the AVS product made during the first quarter, along with expenses for hardware, software and capitalized software development for new features, enhancements, content development, and additional office space.

Robert A. Frist, Jr., chief executive officer, commented, “Results from the first quarter of 2011 are compelling, with an 89 percent increase in net income and a 75 percent increase in diluted earnings per share over the first quarter of 2010—and continued leveraged growth, evidenced by a year-over-year increase in quarterly revenues of 25 percent while operating income was up 81 percent over the same time period.”

“Alongside our solid financial performance in the first quarter, we are excited about the global launch of SimCenter™, an innovative simulation management platform that HealthStream and Laerdal Medical are introducing to the industry,” said Frist. “I believe this new platform is a groundbreaking solution that offers healthcare organizations worldwide an opportunity to make the adoption and use of simulation-based learning more accessible and easy. One of the initial ways this will happen is through SimStore™, the first global marketplace that connects simulation users with exclusive, best-in-class simulation content. I look forward to reporting new developments with regard to SimCenter later in 2011.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of communications, research, and investor relations will be held on Tuesday, April 26, 2011 at 9:00 a.m. (EST). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 800-642-1687 (conference ID #61726945) for U.S. and Canadian callers and 706-645-9291 (conference ID #61726945) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 2.5 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues	$18,506	$14,837
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	7,070	5,462
Product development	1,786	1,526
Sales and marketing	3,508	2,961
Other general and administrative	2,542	2,086
Depreciation and amortization	1,043	1,390

Total operating expenses	15,949	13,425
Operating income	2,557	1,412
Other income (expense), net	20	(8)

Income before income taxes	2,577	1,404
Income tax provision	1,051	597

Net income	$1,526	$807

Net income per share:
Net income per share, basic	$0.07	$0.04

Net income per share, diluted	$0.07	$0.04

Weighted average shares outstanding:
Basic	21,837	21,676

Diluted	22,969	22,130

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2011	2010 (1)
ASSETS
Current assets:
Cash and related interest receivable	$14,392	$18,004
Investments in marketable securities	8,262	5,703
Accounts and unbilled receivables, net (2)	14,458	12,383
Prepaid and other current assets	4,091	4,744
Deferred tax assets, current	3,437	3,437

Total current assets	44,640	44,271
Capitalized software feature enhancements, net	7,981	4,333
Property and equipment, net	4,225	3,825
Goodwill and intangible assets, net	23,758	23,991
Deferred tax assets, non-current	4,295	5,347
Other assets	191	244

Total assets	$85,090	$82,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$5,803	$8,002
Deferred revenue	20,083	16,740
Capital lease obligations	3	4

Total current liabilities	25,889	24,746
Other long-term liabilities	493	474

Total liabilities	26,382	25,220
Shareholders’ equity:
Common stock	97,616	97,227
Comprehensive loss	(2)	(5)
Accumulated deficit	(38,906)	(40,431)

Total shareholders’ equity	58,708	56,791

Total liabilities and shareholders’ equity	$85,090	$82,011

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2010.

(2)	Includes unbilled receivables of $1,411 and $1,314 and other receivables of $13 and $14 at March 31, 2011 and December 31, 2010, respectively.

Reconciliation of Adjusted EBITDA
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended
	March 31,
	2011	2010
Net income	$1,526	$807
Interest income	(22)	(3)
Interest expense	9	11
Income tax provision	1,051	597
Share-based compensation expense	190	163
Depreciation and amortization	1,043	1,390

Adjusted EBITDA	$3,797	$2,965

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2011 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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